Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290206

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated September 22, 2025)

Icon Energy Corp.

This prospectus supplement is being filed to update, amend and supplement the information contained in the prospectus dated September 22, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-290206), with the information contained in our report on Form 6-K, filed with the Securities and Exchange Commission on November 26, 2025.

The Prospectus relates to the sale from time to time of up to 10,357,237 common shares, par value $0.001, per share (“Common Shares”) of Icon Energy Corp., incorporated under the laws of the Marshall Islands, by YA II PN, Ltd., a Cayman Islands exempt limited company.

This prospectus supplement updates, amends and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares are currently listed on The Nasdaq Capital Market under the symbol “ICON.” On November 25, 2025, the last reported sales price of our Common Shares was $1.00 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this report on Form 6-K as Exhibit 99.1 and Exhibit 99.2 are the unaudited interim condensed consolidated financial statements and related management’s discussion and analysis of financial condition and results of operations of Icon Energy Corp. (the “Company”) as of September 30, 2025, and for the nine-month period then ended.

The information contained in this Form 6-K is deemed to be filed, not furnished, and shall be incorporated by reference into any related future registration statements and Prospectuses, and as such Prospectuses may be amended from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

Date: November 26, 2025	By:	/s/ Dennis Psachos
	Name:	Dennis Psachos
	Title:	Chief Financial Officer